[State Street Logo]

April 13, 2010

Ariel Investment Trust,
On behalf of its fund series as
Set forth on Appendix I attached hereto
200 East Randolph Drive
Suite 2900
Chicago, Illinois 60601

RE:           Second Amendment to Ariel Investment Trust Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to Ariel Investment Trust, a Massachusetts business trust registered under the Investment Company Act (the “Borrower”), on behalf of its fund series from time to time listed on Appendix I attached hereto (each such fund series, a “Fund”), a $125,000,000.00 uncommitted, unsecured demand line of credit (the “Uncommitted Line”) as described in a letter agreement dated April 15, 2008, by and among the Borrower and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrower arising under the Uncommitted Line are evidenced by a promissory note in the original principal amount of $125,000,000.00 dated April 15, 2008 (the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Uncommitted Line for an additional 364-day period from the date hereof and to amend the Loan Agreement as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, on behalf of the Funds, and the Bank agree as follows:

I.           Amendments to Loan Agreement

Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefore:  “The Uncommitted Line shall expire on April 12, 2011 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrower or, with respect to any Fund, terminated by the Borrower on behalf of such Fund as provided herein.”

II.           Miscellaneous

1.           Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.           The Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of the Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within the Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust or by-laws or other organizational documents of the Borrower or Fund or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower and each Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.           Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Agreement to be governed by the laws of the Commonwealth of Massachusetts.

4.           This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Christopher Ducar
       Christopher Ducar, Vice President

Agreed to and accepted:

ARIEL INVESTMENT TRUST,
On behalf of its fund series as
set forth on Appendix I attached hereto

By:  /s/ Anita Zagrodnik
Name:  Anita Zagrodnik
Title:   Vice President, Secretary

APPENDIX I

List of Borrowers and Funds

Name
Ariel Investment Trust,
on behalf of each of:

Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund